Exhibit 99

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Elects to Not Participate in the U.S. Treasury Capital Purchase Program

East Syracuse, New York (December 11, 2008) – Beacon Federal Bancorp, Inc. (“the Company”), the holding company for Beacon Federal (the “Bank”), announced that it has received approval to participate in the U.S. Treasury’s Capital Purchase Program (Program).  The Company has elected to not participate in the Program.

Ross J. Prossner, President and CEO, said, “After careful consideration, our Board of Directors concluded that given the current level of equity of the Company and regulatory capital of the Bank, the costs of the preferred shares and the limitations the Program imposes on the Company’s future capital management made our participation in the Program not in the best interest of our shareholders.”

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered in     East Syracuse, New York, with six full-service branches in Marcy and Rome, New York, Smartt  and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.  Beacon Federal’s assets exceeded $1 billion as of September 30, 2008. The Company’s common stock is traded on the NASDAQ Global Market under the symbol “BFED.”

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

Contact:
Randy J. Wiley
Treasurer
Beacon Federal Bancorp, Inc.
5000 Brittonfield Parkway
East Syracuse, NY  13057
(315) 433-0111 x 1550